Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

	Media Contacts:	Investor Contacts:

	Centocor	Centocor
	Michael Parks	Louise Mehrotra
	215-325-4010	732-524-6491
	cell: 215-983-8000	Tina Pinto
732-524-2034

	Schering-Plough	Schering-Plough
	Rosemarie Yancosek	Robyn Brown
	908-298-7476	908-298-7436
CENTOCOR, SCHERING-PLOUGH REVISE AGREEMENT
COVERING REMICADE, GOLIMUMAB
HORSHAM, PA and KENILWORTH, NJ, Dec. 21, 2007 — Centocor, Inc. and Schering-Plough Corporation (NYSE: SGP) today announced they have revised their 1998 distribution agreement regarding the development, commercialization and distribution of both REMICADE® (infliximab), an anti-tumor necrosis factor (anti-TNF) alpha therapy for chronic inflammatory disorders, and golimumab, Centocor’s next-generation, human, anti-TNF alpha therapy which is currently in Phase 3 trials. Effective upon regulatory approval of golimumab in the EU, the revised agreement will extend the duration of Schering-Plough’s rights to exclusively market REMICADE in its current marketing territories outside the United States beyond 2014 to match the current duration of its exclusive marketing rights for golimumab product. Schering-Plough’s marketing rights to both products will now extend for 15 years after the first golimumab commercial sale.
     In addition, Centocor will receive a progressively increased share of profits on Schering-Plough’s distribution of both products in the Schering-Plough marketing territory between 2010 and 2014, and remaining fixed thereafter for the remainder of the term.
The revised agreement will also allow Schering-Plough to independently develop and market golimumab for the Crohn’s disease indication in its territories, with an option for Centocor to participate in the program.

     The parties have also agreed to utilize an autoinjector device developed by Centocor affiliate Cilag GmbH International in the commersilization of golimumab in their respective territories and have further agreed to share the autoinjector development costs. The autoinjector would allow patients to self-administer golimumab subcutaneously. The revised agreement provides for Schering-Plough to make an upfront payment of $20.5 million in the 2007 fourth quarter for rights to the autoinjector device.
     Centocor exclusively markets REMICADE and upon approval will market golimumab in the United States. Schering-Plough has held exclusive marketing rights to REMICADE outside of the United States, Japan and certain Asian countries. In 2005, Schering-Plough exercised an option under the 1998 agreement with Centocor for license rights to develop and commercialize golimumab in the same territories as REMICADE.
     REMICADE is approved to treat such indications as rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, ankylosing spondylitis, plaque psoriasis and ulcerative colitis. Golimumab is currently in Phase 3 trials for the treatment of rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis and is being investigated for administration by either monthly subcutaneous injection or every 12-week intravenous (IV) infusion. The companies anticipate filing applications with the U.S. Food and Drug Administration and the European Medicines Agency in 2008 seeking approval for golimumab in these therapeutic areas.
About Centocor
Centocor is harnessing the power of world-leading research and biomanufacturing to deliver innovative biomedicines that transform patients’ lives. Centocor has already brought innovation to the treatment of Crohn’s disease, rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, ulcerative colitis, pediatric Crohn’s disease and psoriasis. The world leader in monoclonal antibody production and technology, Centocor has brought critical biologic therapies to patients suffering from debilitating immune disorders. Centocor, Inc. is a wholly owned subsidiary of Johnson & Johnson.
     JOHNSON & JOHNSON DISCLOSURE NOTICE: This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Centocor’s expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Centocor does not undertake to update any forward-looking statements as a result of new information or future events or developments.

About Schering-Plough
Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription and consumer products as well as to animal health products. In November 2007, Schering-Plough acquired Organon BioSciences, with its Organon human health and Intervet animal health businesses, marking a pivotal step in the company’s ongoing transformation. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its approximately 50,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
SCHERING-PLOUGH DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the timing of filing applications for golimumab. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including market forces, economic factors, product availability, patent and other intellectual property protection, current and future branded, generic or over-the-counter competition, the regulatory process, and any developments following regulatory approval, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A. “Risk Factors” in the Schering-Plough’s third quarter 2007 10-Q.
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